Exhibit 10.5

CABLE ONE, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(A Continuation of the Graham Holdings Company
Supplemental Executive Retirement Plan)

July, 2015

CABLE ONE, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1.  Purpose.  This Plan, the Cable One, Inc. Supplemental Executive Retirement Plan (the “Plan”) is an unfunded plan established for the purpose of providing deferred compensation for a select group of management or highly compensated employees, in order to induce employees of outstanding ability to continue in the employ of the Company by providing them with supplemental benefits notwithstanding the limitations imposed by the Code on pension and other retirement benefits from tax qualified plans.

This Plan is a spin off and continuation of The Graham Holdings Company Supplemental Executive Retirement Plan (the “Prior Plan”), with respect to Participants of the Prior Plan who were active participants immediately before the Effective Date and whose liabilities were spun off with the distribution by Graham Holdings Company (“Graham”) of its interest in Cable One, Inc. (such participants are referred to hereinafter as “Spin-off Participants”). It is the intent of the Company, as of the Effective Date, that the benefits in this Plan replicate the benefits from the Prior Plan as in effect immediately prior to the Effective Date, with no future accruals after the Effective Date, except for Employee Contributions through December 31, 2015, and the Plan shall be so interpreted. In addition, the Participant elections in effect immediately before the Effective Date in the Prior Plan shall be continue to be effective, as of the Effective Date, for this Plan.

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract of employment or part of a contract between the Company and any Employee, nor shall it be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time, nor shall this Plan interfere with the right of the Company to establish the terms and conditions of employment of any Employee.

Benefits under this Plan shall be payable solely from the general assets of the Company and participants herein shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

The Plan is intended to comply with Section 409A of the Code (“Section 409A”).  It is the intent of the Company that all benefits under the Plan shall either be exempt from Section 409A or compliant with Section 409A, and any ambiguity under the Plan shall be interpreted, to the extent possible, consistently with that objective.

Section 2.  Definitions.  As used in this Plan, the following words shall have the following meanings:

“401(a)(17) Limit” means Pension Plan and Savings Plan provisions adopted pursuant to Section 401(a)(17) of the Code to limit earnings considered for purposes of computing Pension Plan benefits and Savings Plan contributions.

“415 Limit” means Pension Plan and Savings Plan provisions adopted pursuant to Section 415 of the Code to limit (i) annual Pension Plan benefits pursuant to Section 415(b) thereof, and (ii) annual additions to the Savings Plan pursuant to Section 415(c) thereof.

“Actuarial Equivalent” (or any similar term, whether or not capitalized) shall, except as otherwise provided herein, be determined using the actuarial assumptions specified in the Pension Plan for such purpose as of the Effective Date without regard to any future changes to such actuarial assumptions whether due to the passage of time, changes in laws or regulations, plan amendments or the issuance of new tables or updates to interest rates by the Internal Revenue Service.

“Affiliate” means an entity (including the Company) that is treated as part of a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code. With respect to Spin-off Participants, prior to the Effective Date, the term “Affiliate” shall mean Graham and all other business entities that were, at such time, treated as a single employer with Graham under Sections 414(b), (c), (m) or (o) of the Code.

“Base Salary” means the regular basic compensation paid or payable to an employee during a calendar year by the Company (including earnings not payable by application of a salary reduction election made pursuant to Section 401(k), 125 or 132(f) of the Code or pursuant to this Plan, and including earnings not payable due to vacation purchase), but excluding any other items of compensation such as (i) bonuses and commissions, (ii) overtime, (iii) transportation benefit plan deferrals, (iv) compensation under the terms of the long‑term component of the Incentive Compensation Plan of the Company paid during such Plan Year, (v) workers’ compensation, (vi) amounts paid by the Company for insurance, retirement or other benefits, (vii) contributions or payments made by the Company under any employee benefit plan, or (viii) dismissal or other payments made to an Employee as a result of termination of employment. The Base Salary of an employee will include any payment made under any short-term disability income plan of the Company.

“Beneficiary” means the individual(s) or organization(s) designated by the Participant to receive any death benefits from this Plan, in accordance with procedures established by the Committee. In the case of benefits payable to a Surviving Spouse, only the Surviving Spouse may be the Beneficiary. In the case of other death benefits, if the Participant does not have a Surviving Spouse and has not named a Beneficiary, the Beneficiary shall be the Participant’s beneficiary in the Savings Plan, or applying the principles in the Savings Plan.

“Cash Balance Account” means the Pension Benefit corresponding to the Cash Balance Schedule in the Pension Plan.

“Code” means the Internal Revenue Code as it may be amended from time to time. References to the Code or any Section of the Code shall include any applicable regulations or rulings thereunder.

“Committee” means a committee of one or more persons appointed by the Company to administer the Plan.

“Company” means Cable One, Inc., a Delaware corporation, and any successors in interest thereto. Where required by context the term Company includes Affiliates.

“Company Contribution” shall be an amount credited to the Participant’s Savings Account in Section 4 hereof, excluding Employee Contributions and Investment Credits. The Company Contribution is only a book-keeping entry and no actual cash contribution shall be required of the Company, other than payment of benefits to the Participant or Beneficiary at the time specified herein.

“Compensation” means the Base Salary of an employee plus, starting in 1988, bonuses awarded under the annual component of the Incentive Compensation Plan of the Company during a calendar year by the Company or an Affiliate. Bonuses (other than “Special Annual Incentive Awards”) awarded under the annual component of the Incentive Compensation Plan of the Company will be considered as part of Compensation for the year in which they are paid to the Employee, or would otherwise be paid but for the Employee’s election to defer receipt of payment under the Company’s Deferred Compensation Plan.

Special Rule for Bonuses. The rule in this paragraph shall apply solely for purposes of Section 3. Each Bonus includible in Compensation under the previous paragraph (“Bonus” or “Bonuses”) shall be included in Compensation in the year following the year in which the Bonus was earned (which, for avoidance of ambiguity, is normally the year in which such Bonus is paid). Notwithstanding the above, in the event a Participant’s benefit under Section 3 would be greater, every Bonus for the Participant shall be included in Compensation in the year in which such Bonus was earned.

“Effective Date” means the date this Plan is first effective, which shall be the day of the distribution by Graham of its interest in Cable One, Inc, which is expected to be on or about July 1, 2015.

“Employee” means a common law employee of the Company, provided however that an Employee who becomes an independent contractor shall continue to be an Employee to the extent required by Section 409A.

“Employee Contribution” shall mean the amount credited to a Participant’s Savings Account in respect of the Participant’s deferral of compensation. Employee Contributions are not actual contributions, but rather they represent credits to a notional account (the Savings Account) which is an unfunded obligation of the Company, and a reduction of the same amount to the taxable compensation paid to the Participant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Investment Election” means an election made by the Participant selecting the investment credit factor(s) that will be applicable to his Savings Account. The Committee shall determine the manner in which Investment Elections may be made and the frequency with which such elections may be prospectively changed.

“Normal Retirement Date” means the first day of the calendar month on or after the Participant’s 65th birthday.

“Participant” means an employee of the Company recommended by the Company’s senior management and designated a participant in this Plan by the Committee. No person, other than a Spin-off Participant, shall become a Participant in the Plan on or after the Effective Date.  All of the Spin-off Participants have been designated in the Prior Plan as both Pension Participants (eligible for benefits under Section 3) and Savings Participants (eligible for benefits under Section 4), as well as Executive Participants (eligible for the enhanced benefits in Section 4 relating to bonuses).

“Pension Plan” means The Retirement Plan for Graham Holdings Company as in effect immediately before the Effective Date, excluding the Secure Retirement Account, without regard to any amendments, and without regard to cost of living adjustments or other new regulations or regulatory updates after the Effective Date.

“Plan Year” means the calendar year.

“Prior Plan” means The Graham Holdings Company Supplemental Executive Retirement Plan as in effect immediately before the Effective Date.

“Qualified Cash Balance Account” means the Participant’s account in the Cash Balance Schedule in the Pension Plan.

“Savings Account” shall be the account established under Section 4 with respect to a Savings Participant, which shall consist of a Participant’s Savings Account in the Prior Plan immediately before the Spin-off, plus Employee Contributions through December 31, 2015, plus Investment Credits (which may be negative) credited after the Effective Date. The Savings Account is only a book-keeping entry and no actual cash or investments shall be required to be set aside by the Company, other than payment of benefits to the Participant or Beneficiary at the time specified herein.

“Savings Plan” means the defined contribution retirement plan qualified under Section 401(k) of the Code covering Employees of the Company. In the event that there is more than one such plan, the Committee shall determine which such plan is the Savings Plan for purposes of this Plan. Before the Effective Date, the term Savings Plan shall mean The Savings Plan for GHC Divisions.

“Service” means the period of employment by the Company or an Affiliate (excluding both service prior to the time an Affiliate became such and service after the time an Affiliate is no longer such).

“Spin-off” means the distribution by Graham Holdings Company (“Graham”) of its interest in Cable One, Inc. as of the Effective Date.

“Spin-off Participant” means an Employee of Cable One, Inc. or an Affiliate on the Effective Date, after the Spin-off, who was a Participant in the Prior Plan immediately before the Effective Date. For avoidance of doubt, Spin-off Participants include Thomas O. Might, Julie M. Laulis, Stephen A. Fox, and there are no other Spin-off Participants.

“Surviving Spouse” means the surviving husband or wife of a Participant, who has been married to the Participant throughout the one-year period ending on the date of the death of the Participant.

“Termination” (relating to termination of employment) shall mean a separation from service in accordance with Section 409A. A separation from service will be deemed to occur at any time that an Employee and the Committee reasonably anticipate that the bona fide level of services the Employee will perform (whether as an employee or an independent contractor) for the Company will be permanently reduced to a level that is less than 50 percent of the average level of bona fide services the Employee performed during the immediately preceding 36 months (or the entire period the Employee has provided services if the Employee has been providing services to the Company for less than 36 months).

Section 3.  Pension Benefit.

(a)            (i) All Spin-off Participants are vested in their Pension Benefits (except as provided in Section 7 hereof), having earned 10 or more Years of Vesting Service in the Prior Plan.

(ii) Each vested Participant shall be paid a supplemental annual retirement benefit (the “Pension Benefit”) under this Plan equal in amount to the difference between (i) the aggregate annual benefits payable to the Participant under the Pension Plan (the “Qualified Pension Benefit”) and (ii) the aggregate annual benefits that would be payable to the Participant under the Pension Plan if the 415 Limit and 401(a)(17) Limit were not contained therein (the “Unrestricted Benefit”), in each case with the accrued benefit determined as of the Effective Date. If a vested Participant dies before the presumptive retirement date (as specified in subsection (b) below) and the Surviving Spouse is entitled to a spouse’s benefit under the Pension Plan, the Surviving Spouse shall be paid a benefit (the “Pension Benefit”) hereunder equal to the difference between (i) the aggregate spouse’s benefits payable to such Surviving Spouse under the Pension Plan (the “Qualified Pension Benefit”) and (ii) the aggregate spouse’s benefit that would be payable to such Surviving Spouse under the Pension Plan if the 415 Limit and 401(a)(17) Limit were not contained therein (the “Unrestricted Benefit”), in each case with the Participant’s accrued benefit determined as of the Effective Date.

Notwithstanding the foregoing, in the case of a person who becames a Participant in the Prior Plan after December 31, 2009, the Unrestricted Benefit shall (except for purposes of vesting) be computed taking into account only Service and compensation earned while a Participant in the Prior Plan.

(iii)             In the case of an Executive Participant, in the calculation of the Unrestricted Benefit, Compensation rather than Base Salary will be used. For the avoidance of doubt, all Spin-off Participants are Executive Participants.

(b)             (i)            The Pension Benefit shall be determined as if the Qualified Pension Benefit is payable as a life annuity and actually commences on the “presumptive retirement date,” which shall be the latest of the following dates: (i) the first day of the month on or after the Participant’s Termination of employment; or (ii) the first day of the month on or after the date the Participant attains age 55. The Pension Benefit shall be determined as if it commenced on the presumptive retirement date, but the first payment shall be made no earlier than the first day of the seventh month following Termination of employment (the “actual commencement date”), and on the actual commencement date, a number of monthly payments shall be made equal to the number of months from the presumptive retirement date to the actual commencement date, inclusive, with one monthly payment made on the first day of each month thereafter. The Pension Benefit shall be considered a series of separate payments for purposes of Section 409A. The Pension Benefit shall be payable in the form of a life annuity, provided however that the Participant may elect, at any time prior to the presumptive retirement date, to have the Pension Benefit paid in the form of any other actuarially equivalent annuity that is permitted under the Pension Plan, but only if such election is permitted by Section 409A.

(ii)  The portion of the Qualified Pension Benefit attributable to the Qualified Cash Balance Account shall be determined as a single life annuity that is Actuarially Equivalent to the Qualified Cash Balance Account, with such actuarial equivalent determined using the interest rate specified in Section 417(e) of the Code (as determined in the Pension Plan) plus 2%.  In the event the Pension Benefit commences prior to Normal Retirement Date or is payable in a form other than an annuity for the life of the Participant only, the Pension Benefit shall be actuarially adjusted in the same manner as are benefits payable under the Pension Plan.

(c)            Notwithstanding (a) and (b) above, in the event the Actuarial Equivalent present value of the Pension Benefit as of the commencement date is less than $5,000, such benefit shall be paid in the form of a single lump sum equal to such Actuarial Equivalent present value on the date the annuity would otherwise commence. The present value of the annuity benefit shall be determined using the actuarial assumptions in the definition of “Actuarial Equivalent” herein except that the present value of any benefit determined with respect to the Cash Balance Account shall be the amount of such Cash Balance Account.  This subsection (c) shall apply only so long as it is permissible under regulations or rulings under Section 409A.

Section 4.  Savings Plan Benefit.

(a)            The amount of a Participant’s Savings Account under this Plan shall be the sum of: (i) Employee Contributions, (ii) Company Contributions, and (iii) Investment Credits accrued thereon through to the day before the Effective Date, all accumulated under the Prior Plan, plus (iv) Employee Contributions from the Effective Date to December 31, 2015, and (v) Investment Credits from the Effective Date to the date of determination. Investment Credits shall be credited on the amount of a Participant’s Savings Account at the end of such Plan Year or on such other basis as may be approved by the Committee in accordance with the Participant’s Investment Election. The Company Contribution earned by the Participant in the Prior Plan for 2015, through the day before the Effective Date, shall be credited to the Participant’s Savings Account as of January 1, 2016. No Company Contributions shall be earned by a Participant on or after the Effective Date. Employee Contributions for the period from the Effective Date to December 31, 2015 shall be determined in accordance with the Participant’s election in the Prior Plan for 2015, which in general specifies a percentage of Base Salary in excess of the 401(a)(17) Limit for the year. In calculating the Employee Contribution, Base Salary paid before the Effective Date shall be considered in determining whether the Participant’s Base Salary exceeds the 401(a)(17) Limit.

(b)            The Committee shall establish one or more investment options for the Participants’ Investment Elections. Such investment options may be actual investment funds or investment indexes, however, in either case, the Company shall not be required to set aside any money in such options. In the event a Participant fails to complete a valid Investment Election, his Savings Account will be credited with the Investment Credit amounts equivalent to the rates of return generated by the money market option, or the most similar investment option offered by the Committee.

(c)            The Savings Account shall be fully vested and, except as provided in Section 7 hereof, nonforfeitable.

(d)            No withdrawal of funds in a Participant’s Savings Account for hardship or any other reason may be made before his Termination of employment. The amount of the Savings Account shall be paid to the Participant in cash on the first day of the seventh month following Termination of employment.

(e)            A Participant shall designate a Beneficiary to receive the unpaid portion of his Savings Account in the event of his death.  Upon the death of the Participant, the unpaid portion of his Savings Account shall be payable on the first day of the following month, in a single lump sum.

Section 5.  Funding.  Benefits under this Plan shall not be funded in order that the Plan may be exempt from certain provisions of ERISA. The Committee shall maintain records of Savings Accounts and records for the calculation of the Pension Benefit.

Section 6.  Administrative Provisions.

(a)            Administration. This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, and the Participants.

(b)            Amendment. The Plan may be amended or terminated by the Company at any time and any Participant may have his or her designation as such terminated by the Company at any time; provided, however, that no such amendment or termination or change in designation shall deprive any Participant of benefits accrued to the date of such amendment or termination without the consent of the Participant.

(c)            Claims Procedure.  If a Participant or Beneficiary (“Claimant”) has a complaint about the Plan’s operation or about Plan benefits, the Claimant has the right to have the complaint reviewed by the Committee. All complaints and claims for benefits must be submitted in writing. All such complaints must be submitted within the “applicable limitations period.” The applicable limitations period is two years, beginning on (i) the date on which the payment was made or denied, or (ii) for all other claims, the date on which the action complained or grieved of occurred.

If a Claimant has applied for a benefit under the Plan and that claim as been denied, in whole or in part, the Claimant has the right to a review of the denial.

Within 60 days after a claim is received, the Claimant will be notified in writing by the Committee of its decision. If special circumstances require an extension of up to 60 additional days of time for processing, the Committee will provide written notice of the extension prior to the expiration of the initial 60-day period. If the claim is denied or partially denied, the written notice will outline:

●	The specific reasons for the denial,
●	The provisions of the Plan on which the denial is based,
●	The procedures for having the request reviewed, and
●	Additional information needed to process the request and an explanation of why this information is necessary.

The Claimant may ask for a review of the denied request within 60 days after receipt of the notice of denial. If an appeal is not filed within this 60-day period, an appeal cannot be filed at a later date, nor shall any other remedy be available.

To appeal a denial a Claimant must request a review by the Committee, or an appeals committee appointed by the Committee. Any such request must be in writing and include:

●	The reasons that support the claim,
●	The reasons the claim should not have been denied,
●	All written evidence that supports the claim, and
●	Any other appropriate issues or comments.

The appeal must include all documentary evidence necessary to support the claim and must state the reasons that the Claimant is eligible for the benefit claimed. The appeals committee will make its decision based on the record and the arguments that are presented, including any evidence presented in the initial claim.

A Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to a claim. If this information is requested in order to perfect an appeal, or to file a claim, and there is a delay in providing it, the applicable time limits will be extended by the period of the delay. A Claimant may also request in writing that copies of the Plan document be made available for examination.

The Committee normally will reach a decision no later than 60 days after it receives a request for review. If needed, the Committee will send a written notice of an extension of this period of up to 60 additional days. The Committee’s decision will be in writing and will include specific reasons for the decision and references to the Plan provisions that apply.

Legal action may not be brought against the Committee or the Company without first pursuing this claims procedure. Any legal action to recover a benefit under this Plan must be filed within one year of the Committee’s decision on appeal. Failure to file suit within this time period will extinguish any right to benefits under the Plan.

(d)            Recovery of Payroll Taxes and Other Amounts. In the event that the Company pays the employee portion of any FICA or payroll tax, or any other amount with respect to benefits under this Plan, that should have been paid by the Participant or should have been reimbursed to the Company by the Participant, the following rules shall apply. The Company shall make a diligent effort to collect such amount from the Participant, consistent with the amount involved and the likelihood of success (specifically, the Company shall not be required to expend an amount in such collection effort that is disproportionate to the amount anticipated to be collected). If the Company is not successful in such collection effort, the Company shall collect (or “offset”) such amount out of the next future benefit to be paid to the Participant. Any such offset shall not affect the amount reported to the IRS or any other taxing authority as a taxable benefit paid to the Participant. By way of clarification of the preceding sentence, the amount reported as a taxable distribution to the Participant on any date shall be the amount that would have been distributed to the Participant on such date had there been no offset.

Section 7.  Loss of Benefits.  Notwithstanding any other section of this Plan, if a Participant is discharged by the Company because of (i) conduct that the Participant knew or should have known was detrimental to legitimate interests of the Company, (ii) dishonesty, (iii) fraud, (iv) misappropriation of funds or confidential, secret or proprietary information belonging to the Company, or (v) commission of a crime, such Participant’s rights to any benefits under this Plan shall be forfeited; except that such Participant shall be entitled to receive the aggregate amount of his Employee Contributions, without any Investment Credits (unless such Investment Credits, in the aggregate, are negative).

Section 8.  Nonassignability.  No Participant or Beneficiary shall have the right to assign, pledge or otherwise dispose of any benefits payable to him hereunder nor shall any benefit hereunder be subject to garnishment, attachment, transfer by operation of law, or any legal process, other than a qualified domestic relations order (as defined in Section 414(p) of the Code).

Section 9.  Limitation of Liability.  The Company’s sole obligation under this Plan is to pay the benefits provided for herein and neither the Participant nor any other person shall have any legal or equitable right against the Company, the Committee or any officer or employee of the Company other than the right against the Company to receive such payments from the Company as provided herein.

Section 10.  Use of Masculine and Feminine; Singular and Plural.  Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be adopted on this   28th   day of  May , 2015.

Cable One, Inc.

By:	/s/ Eric Lardy

Title:	VP of Strategy & Finance